Exhibit 3.1

FORM OF CERTIFICATE OF AMENDMENT

CERTIFICATE OF AMENDMENT
TO
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ALTERNUS CLEAN ENERGY, INC.

Alternus Clean Energy Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Corporation”), does hereby certify that:

1. This Certificate of Amendment to Third Amended and Restated Certificate of Incorporation (this “Amendment”) amends certain provisions of the Corporation’s original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 6, 2021, as amended by that certain Certificate of Amendment filed on May 14, 2021, and as further amended by that First Amended and Restated Certificate of Amendment filed on November 17, 2021, and as further amended by the Second Amended and Restated Certificate of Amendment filed on February 23, 2022, and as further amended by that Third Amended and Restated Certificate of Amendment filed on December 22, 2023, (as amended, the “Certificate of Incorporation”).

2. The board of directors of the Corporation, acting in accordance with the provisions of Sections 141(f) and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), has duly adopted resolutions approving the amendment set forth in this Amendment, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and directing that such amendment be considered for stockholder approval at the Annual Meeting of Stockholders held on September 26, 2024 (the “Annual Meeting”), which meeting was noticed and has been held in accordance with Section 222 of the DGCL.

3. This Amendment was duly adopted by the affirmative vote of the holders of the majority of the outstanding shares of the Corporation’s common stock entitled to vote, together as a class, thereon at the Corporation’s Annual Meeting, in accordance with the provisions of Section 242 of the DGCL, and Articles of the Certificate of Incorporation.

4. Resolutions were duly adopted by the board of directors of the Corporation, in accordance with the provisions of the Certificate of Incorporation set forth below, providing that, effective as of 12:01 a.m., New York time, on September 30, 2024, or as soon as practicable thereafter.

5. The Certificate of Incorporation is hereby amended by deleting the Section 4.1 of Article FOURTH thereof, and replacing in its entirety the following paragraph:

“Section 4.1. Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 301,000,000 shares, consisting of (a) 300,000,000 shares of common stock (the “Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”). The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Amended and Restated Certificate of Incorporation or any certificate of designations relating to any series of Preferred Stock.”

6. The Certificate of Incorporation is hereby amended by deleting Section 7.3 of Article SEVENTH thereof, and replacing in its entirety the following paragraph:

“Section 7.3. Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Offering, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may be effected by written consent of the stockholders.”

7. The Certificate of Incorporation is hereby amended by deleting Section 8.1 of Article EIGHTH thereof, and replacing in its entirety the following paragraph:

“Section 8.1. Limited Liability of Directors and Officers. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article EIGHTH to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.”

8. Except as set forth in this Amendment, the Certificate of Incorporation remains in full force and effect.

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IN WITNESS WHEREOF, Alternus Clean Energy, Inc. has caused this Certificate to be duly executed by the undersigned duly authorized officer as of this 30th day of September 2024.

ALTERNUS CLEAN ENERGY, INC.

By:	/s/ Vincent Browne
Name:	Vincent Browne
Title:	Chief Executive Officer

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